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                                                                   EXHIBIT 10.70








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                           MTI TECHNOLOGY CORPORATION


                           LOAN AND SECURITY AGREEMENT

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        This LOAN AND SECURITY AGREEMENT is entered into as of November 13,
2002, by and between COMERICA BANK-CALIFORNIA ("Bank") and MTI TECHNOLOGY CORPORATION ("Borrower").

                                    RECITALS

        Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                    AGREEMENT

        The parties agree as follows:

        1. DEFINITIONS AND CONSTRUCTION.

               1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                      "Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

                      "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                      "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

                      "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

                      "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

                      "Closing Date" means the date of this Agreement.

                      "Code" means the California Uniform Commercial Code.

                      "Collateral" means the property described on Exhibit A attached hereto.

                      "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange



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rates or commodity prices; provided, however, that the term "Contingent
Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                      "Credit Extension" means each Advance, Letter of Credit, or any other extension of credit by Bank for the benefit of Borrower hereunder.

                      "Daily Balance" means the amount of the Obligations owed at the end of a given day.

                      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                      "Event of Default" has the meaning assigned in Article 8.

                      "Foreign Subsidiary" means any Subsidiary of Borrower organized, existing and doing business exclusively outside of the United States and Canada.

                      "GAAP" means generally accepted accounting principles as in effect from time to time.

                      "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                      "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                      "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                      "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

                      "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

                      "Material Adverse Effect" means a material adverse effect on (i) the business operations, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

                      "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

                      "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.



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                      "Person" means any individual, sole proprietorship,
partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                      "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                      "Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

                      "Revolving Facility" means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

                      "Revolving Line" means a credit extension of up to Seven Million Dollars ($7,000,000).

                      "Revolving Maturity Date" means the earlier of (i) the day before the first anniversary of the Closing Date or (ii) October 31, 2003.

                      "Schedule" means the schedule of exceptions attached hereto and approved by Bank, if any.

                      "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

                      "Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

               1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

        2. LOAN AND TERMS OF PAYMENT.

               2.1 Credit Extensions.

                      Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

                      (a) Revolving Advances.

                             (i) Subject to and upon the terms and conditions of
this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line, minus, in each case, the aggregate face amount of all outstanding Letters of Credit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

                             (ii) Whenever Borrower desires an Advance, Borrower
will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received



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from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower's deposit account.

                      (b) Letters of Credit.

                             (i) Subject to the terms and conditions of this
Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, the "Letters of Credit") in an aggregate outstanding face amount not to exceed the Revolving Line, minus the aggregate amount of the outstanding Advances at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $1,000,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard application and letter of credit agreement (the "Application"), which Borrower hereby agrees to execute, including Bank's standard fee equal to 1.25% per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). As of the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit which have terms that extend beyond the Revolving Maturity Date on terms acceptable to Bank.

                             (ii) The obligation of Borrower to reimburse Bank
for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank's gross negligence or willful misconduct.

               2.2 Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit exceeds the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

               2.3 Interest Rates, Payments, and Calculations.

                      (a) Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Prime Rate.

                      (b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                      (c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.



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                      (d) Computation. In the event the Prime Rate is changed
from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

               2.5 Fees. Borrower shall pay to Bank the following:

                      (a) Non-Usage Fee. A fee equal to one third of one percent (0.333%) of the difference between the amount then available under the Revolving Line and the average Daily Balance outstanding thereunder during the term hereof, paid quarterly in arrears, which shall be nonrefundable; and

                      (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

               2.6 Additional Costs. If, after the date hereof, any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                      (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                      (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                      (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower in writing thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error. Notwithstanding anything in this Section 2.6 to the contrary, Bank shall be entitled to be compensated for amounts pursuant to this Section 2.6 only to the extent that Bank makes comparable demands to its other borrowers who are similarly situated and face similar circumstances.



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               2.7 Term; Optional Termination or Reduction.

                      (a) Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

                      (b) Optional Termination or Reduction in Revolving Line. Borrower shall have the right, upon not less than five Business Days' notice to Bank, to terminate the Revolving Line or, from time to time, to reduce the amount of the Revolving Line, provided that no such reduction or termination shall be permitted if, after giving effect thereto, and to any prepayment of Advances made on the effective date therein, the then aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit would exceed the aggregate amount of the Revolving Line as so reduced.

        3. CONDITIONS OF LOANS.

               3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                      (a) this Agreement;

                      (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                      (c) a Standby Letter of Credit, issued by Bank of America for the benefit of Bank, in the minimum amount of the Revolving Line;

                      (d) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

                      (e) current financial statements of Borrower; and

                      (f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

               3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                      (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

                      (b) the representations and warranties contained in
Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

        4. LETTER OF CREDIT. Borrower shall cause Bank of America to issue a letter of credit, under which Bank is the beneficiary, in form and substance satisfactory to Bank, in an amount of at least Seven Million Dollars ($7,000,000). Such letter of credit shall have an expiration date at least 30 days past the Revolving Maturity Date. Bank shall be entitled to draw down on such letter of credit for the entire amount owing from Borrower to



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Bank upon the occurrence of an Event of Default. Such letter of credit shall remain in full force and effect so long as any Obligations are owing from Borrower to Bank, unless such obligations have become cash-secured prior to expiration or termination thereof.

        5. REPRESENTATIONS AND WARRANTIES.

               Borrower represents and warrants as follows:

               5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

               5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. No material default exists under any material agreement to which Borrower is a party or by which it is bound.

               5.3 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

               5.4 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect.

               5.5 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

               5.6 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

               5.7 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower's failure to comply with ERISA that could result in Borrower's incurring any material liability. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

               5.8 Environmental Condition. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the



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Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

               5.9 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except any such taxes (i) the payment of which borrower or any such Subsidiary is diligently contesting in good faith by appropriate proceedings, and (ii) for which adequate reserves have been provided on the books of Borrower or such Subsidiary involved to the extent required by GAAP.

               5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

               5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

               5.12 Accounts. Except for cash and cash equivalents maintained outside the United States, none of Borrower's cash or cash equivalents is maintained or invested with a Person other than Bank.

               5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

        6. AFFIRMATIVE COVENANTS.

               Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

               6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

               6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

               6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within forty-five (45) days after the end of the first three quarterly periods of each fiscal year of Borrower, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower's consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any



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

Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business.

        Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

               6.4 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

               6.5 Insurance.

                      (a) Borrower shall maintain insurance relating to Borrower's business in amounts and of a type that are customary to businesses similar to Borrower's.

                      (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.

               6.6 Accounts. Borrower shall maintain its primary depository, operating, and investment accounts with Bank and/or Comerica Securities, Inc.

               6.7 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

        7. NEGATIVE COVENANTS.

               Borrower covenants and agrees that until payment in full of the outstanding Obligations, and for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

               7.1 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank's prior written consent, change the date on which its fiscal year ends.

               7.2 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

               7.3 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

               7.4 Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

        8. EVENTS OF DEFAULT.

               Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

               8.1 Payment Default. If Borrower fails to pay within five (5) days of the date when due, any of the Obligations;

               8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

               8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

               8.4 Attachment. If any material portion of Borrower's assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

               8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five
(45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

               8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a third party or parties accelerating the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000); or which could have a Material Adverse Effect;

               8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied, unbonded and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

               8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

               8.9 Letter of Credit. If the letter of credit issued by Bank of America to Bank pursuant to Section 4 is terminated or notice is given to Bank or Bank otherwise has reason to believe that such letter of credit may be terminated, not renewed or otherwise cease to be in full force and effect in the form approved by Bank and in the amount of at least Seven Million Dollars ($7,000,000).

        9. BANK'S RIGHTS AND REMEDIES.

               9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

                      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                      (c) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                      (d) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

               9.2 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in
Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

               9.3 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

               9.4 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

        10. NOTICES.

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

        If to Borrower:      MTI TECHNOLOGY CORPORATION
                             4905 E. LaPalma Avenue
                             Anaheim, CA 92807
                             Attn:  Chief Financial Officer
                             FAX: (714) 693-2256

        With a copy to:      MTI TECHNOLOGY CORPORATION
                             4905 E. LaPalma Avenue
                             Anaheim, CA 92807
                             Attn:  Chief Executive Officer
                             Fax: 714-693-2363

        If to Bank:          Comerica Bank-California
                             9920 S. La Cienega Blvd., Suite 1401
                             Inglewood, CA 90301
                             Attn:  Manager
                             FAX: (310) 338-6110

        with a copy to:      Comerica Bank-California
                             4 Venture, Suite 305
                             Irvine, CA 92618
                             Attn: Mr. Derek M. Hoyt
                             FAX: (949 ) 754-5105

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

        11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

               This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

        12. GENERAL PROVISIONS.

               12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

               12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

               12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

               12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

               12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

               12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in
Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

               12.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        MTI TECHNOLOGY CORPORATION


                                        By: /s/ MARK A. FRANZEN
                                            ------------------------------------

                                        Title: Chief Financial Officer
                                               ---------------------------------


                                        COMERICA BANK-CALIFORNIA


                                        By: /s/ DEREK HOYT
                                            ------------------------------------

                                        Title: Commercial Banking Officer
                                               ---------------------------------